[CELLSTAR LOGO]

Exhibit 99.1

FOR IMMEDIATE RELEASE

2005-06

CELLSTAR CORPORATION ANNOUNCES FURTHER DELAY IN FILING ITS ANNUAL REPORT ON FORM 10-K

CARROLLTON, TEXAS -- February 28, 2005 -- CellStar Corporation (NASDAQ:CLST) today announced that due to the continued review of its Asia Pacific Region it is unable to file its Annual Report on Form 10-K for the year ended November 30, 2004 by its extended deadline of March 1, 2005, pursuant to its Form 12b-25 previously filed with the Securities and Exchange Commission (SEC). On February 14, 2005, the Company announced that it was extending by 15 days the filing of its Annual Report on Form 10-K with the SEC while it resolved accounting issues related to certain accounts receivable and revenues in its Asia Pacific Region. The 15 day extension was not enough time for the Company and its auditors to complete their reviews of the information related to the accounts receivable and revenues in its Asia Pacific Region.

Senior management of the Company received information related to the Asia Pacific Region less than one week prior to the prescribed filing date for the Form 10-K that raised questions as to whether certain accounts receivable and revenues in the Asia Pacific Region were properly recorded. Management initiated and is participating in a review in the Asia Pacific Region of the information related to the accounts receivable and revenues. The Audit Committee of the Board of Directors has engaged independent counsel to advise the Committee on these matters, and the Company's independent auditors, Grant Thornton LLP, are continuing their audit procedures.

The Company expects to report a net loss for the year ended November 30, 2004, that will be significantly greater than the net loss for the year ended November 30, 2003, primarily due to the recent losses from its Asia Pacific Region. Previously, the Company was planning to record adjustments to the accounts receivable balance in the Asia Pacific Region for approximately $20.0 million. This is subject to further changes as a result of the review. In 2004, there was a tightening of credit policies as well as market changes in the handset industry in the People's Republic of China (PRC) which have limited the ability of some of the Company's customers to pay their accounts in a timely manner. In addition, the Company will provide obsolescence reserves for certain inventories of approximately $10.0 million due to the quality and market acceptance of handsets sourced from manufacturers from whom the Company has not traditionally purchased phones.

The accounts receivable and revenue issues are specific to the Company's Asia Pacific Region and are not expected to impact the operating results of the Company's North America and Latin America regions. The Company expects to report operating income for both the quarter and the fiscal year ended November 30, 2004 for both of these operations. Latin America was the Company's strongest performing region in 2004. The Company expects fourth quarter 2004 revenues in Latin America to be up approximately 40% to 45% compared to the third quarter, and fiscal 2004 revenues for the region to be higher than they have been in the last two years. Operating income in Latin America is expected to be up significantly for fiscal 2004 compared to 2003 when the Company reported an operating loss of $5.0 million. Revenues in North America are expected to be down slightly compared to the third quarter, however the region is expected to be profitable at the operating income level for the fourth quarter as well as fiscal 2004.

In connection with its evaluation of internal control over financial reporting as of November 30, 2004, Company management has identified certain deficiencies in the Company's internal control over financial reporting. While Company management believes that no single deficiency individually represents a material weakness, when Company management considers the combination of deficiencies identified and their interrelationships within the overall control environment, Company management believes that a material weakness exists, and the Company's auditors have informed the Company they also believe there is a material weakness. Therefore, the Company expects to disclose in its Form 10-K that its internal control over financial reporting was not effective as of November 30, 2004, and the Company is taking steps to address the deficiencies. There can be no assurance that additional deficiencies will not be detected in Asia Pacific Region as a result of the continuing review.

About CellStar Corporation

CellStar Corporation is a leading global provider of value added logistics and distribution services to the wireless communications industry, with operations in the Asia-Pacific, North American and Latin American Regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for its wireless carriers. For the year ended November 30, 2003, the Company reported revenues of $1.8 billion. Additional information about CellStar may be found on its website at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company's ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company's Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact: Sherrian Gunn -- 972-466-5031

# # #